Exhibit 99.1

Eclipse Resources Corporation Announces Second Quarter 2017 Results, a $325 Million Utica Shale Drilling Joint Venture Commitment Agreement and an increase in the Company’s Borrowing Base.

STATE COLLEGE, PA- August 2, 2017- (BUSINESS WIRE) - Eclipse Resources Corporation (NYSE:ECR) (the “Company” or “Eclipse Resources”) today announced its second quarter 2017 financial and operational results, along with updated guidance for the third quarter of 2017 and full year 2017. As discussed further below the Company has also entered into a commitment agreement with Sequel Energy Group LLC (“Sequel”) (an affiliate of GSO Capital Partners, or “GSO”) to establish a proposed drilling joint venture and has received an increase to its borrowing base on its senior secured revolving line of credit from its bank-lending group. In conjunction with this release, the Company has posted an updated investor presentation to its website at www.eclipseresources.com.

Second Quarter 2017 Highlights:

•	Average net daily production was 287.8 MMcfe per day, exceeding the high end of the Company’s previously issued production guidance range of 265 to 275 MMcfe per day.
•

Realized an average natural gas price, before the impact of cash settled derivatives and firm transportation expenses, of $2.98 per Mcf, a $0.20 per Mcf discount to the average monthly NYMEX settled natural gas price during the quarter.

•

Realized an average oil price, before the impact of cash settled derivatives, of $43.57 per barrel, a $4.53 per barrel discount to the average WTI oil price during the quarter, exceeding the Company’s previously issued oil differential guidance range of $7.50 to $8.50 per barrel.

•	Realized an average natural gas liquids (“NGL”) price, before the impact of cash settled derivatives, of $16.84 per barrel, or approximately 35% of the average WTI oil price during the quarter.
•

Per unit cash production costs (including lease operating, transportation, gathering and compression, production and ad valorem taxes) were $1.36 per Mcfe and include $0.35 per Mcfe in firm transportation expenses, which was below the Company’s previously issued per unit cash production cost guidance range of $1.45 to $1.50 per Mcfe.

•	Net income for the second quarter of 2017 was $11.5 million; and Adjusted EBITDAX[1] for the second quarter of 2017 was $39.6 million.

Subsequent to the end of the Second Quarter:

•

The Company has entered into a commitment agreement with Sequel to establish a drilling joint venture on the Company’s Utica Shale acreage in southeast Ohio. Eclipse and Sequel expect to enter into definitive documents relating to the proposed transaction by the end of the current quarter.

o	The commitment agreement sets forth the proposed terms for the drilling joint venture, including:
▪

Committed funding from Sequel of up to $325 million to fund its proportionate share of two drilling programs comprising 34 gross wells in aggregate, commencing with wells currently in progress and extending through wells expected to be commenced through the end 2018.

▪	A mutual option for an additional third well program of similar size, which would increase the committed funding.
▪	Eclipse Resources shall be the operator of all wells drilled within each well program.
▪

Eclipse Resources shall have the right to adjust its pre-carry working interest in the first program up until the fourth quarter of 2017 to between 30% to 50%, and its pre-carry working interest in the second program to between 30% to 70% until such program is commenced.

▪	A 15% carried interest on drilling and completion capital expenditures incurred in each well program, proportionately reduced to Eclipse Resources retained pre-carry working interest.
▪	A significant portion of Sequel’s working interest in each well program will revert to Eclipse Resources once a certain return is realized by Sequel in each program.

The Company’s proposed drilling joint venture with Sequel is subject to further negotiation, completion and execution of definitive agreements and other customary conditions. The commitment agreement provides that Eclipse and Sequel will negotiate in good faith for a period of time and use their commercially reasonable efforts to enter into mutually agreeable definitive documents relating to the proposed transaction, which the parties expect to complete by the end of the current quarter. Accordingly, there can be no assurance that the proposed transaction will be completed in the anticipated timeframe, if at all, and if consummated, what will be the final terms of such definitive agreement.

•

The Company has recently completed its semi-annual borrowing base redetermination of its revolving credit facility, which resulted in an increase in its borrowing base from $175 million to $225 million. The Company remains undrawn under its revolving credit facility, other than letters of credit associated with its firm natural gas transportation agreements.

•	The Company added to its 2018 oil hedge portfolio by executing incremental three way collars of 4,000 barrels per day at an average floor price[2] of $45.00 and an average ceiling price of $52.26.

[1]	Non-GAAP measure. See reconciliation for details.
[2]	For the purposes of calculating three-way floor price, the higher valued put is used.

Benjamin W. Hulburt, Chairman, President and CEO, commented on the Company’s second quarter 2017 results, “Our continued focus on execution, innovation and efficiency resulted in the Company delivering another tremendous quarter with production above the top end of our guidance, operating expenses below the low end of our guidance and continued strong well performance in both the dry gas and condensate areas of our acreage.  This now marks the eleventh consecutive reporting period in which the Company has met or exceeded its production and operating expense guidance, which represents every single reporting period since our initial public offering in June of 2014.

We continue to strive to be a leader in innovation, not only in our region, but nationwide, with a significant amount of work we are doing today focused on new technology applications to improve productivity, reduce costs and maintain high returning wells as we develop our substantial drilling inventory.  This culture of innovation powers our well performance and we have seen that illustrated in our most recent set of Dry Gas wells.  These wells have incorporated a series of trials on numerous new techniques that will help us develop our “Gen4” well design.  Our seven well Moser pad, located in the Company’s Dry Gas acreage in eastern Monroe County, Ohio, was turned to sales in June and has produced at an average rate of approximately 19% above our recently increased Dry Gas type well expectation.  We are continuing to evaluate which of the new techniques may be the most impactful on future operations, but we are very encouraged with the results we are seeing on certain of the techniques we’ve tested.

We have continued our relentless pursuit for industry leading drilling innovation, and have set a new internal record on our most recent “super-lateral”, which we drilled to a total measured depth of 24,600 with a 15,600 foot completable lateral in our Utica Condensate area in 12 days from spud to TD.  Additionally, we are currently completing what we believe to be the longest onshore laterals ever drilled, the Great Scott 3H (19,100’ completable lateral) and Outlaw C11H (19,500’ completable lateral), located in our Utica Condensate area. We are approximately 70% done completing these laterals, which have treated as designed thus far.  We have two additional wells to complete on this pad before we will turn all four wells to sales, which we expect to occur in the fourth quarter of 2017.

We believe that the drilling joint venture commitment agreement we have recently entered into with Sequel, an affiliate of GSO, speaks to both the quality of our assets and our industry leading operational performance.  At today’s forward strip prices, Eclipse calculates that the present value of the carried interest and significant working interest reversion as outlined in the commitment agreement will equate to a meaningful valuation premium to both where we trade and where recent Utica asset transactions have taken place. Perhaps most importantly, as we see a significant amount of commodity volatility looking into 2018, the terms of this drilling joint venture will allow us to maintain, or even accelerate our current drilling pace, while scaling our company level capital expenditures based on the economic environment.  Additionally, prior to commencing each well program, under the terms proposed in the commitment agreement, Eclipse will have the ability to choose its working interest for such program within agreed upon bands.   We believe this structure allows us to maintain an efficient, two-rig operating program while providing flexibility to manage capital spending to a level that is appropriate depending on the strength of forward commodity curves.   We are extremely pleased with the proposed terms and structure as outlined by the commitment agreement with Sequel and the high degree of confidence that our partner has in our assets and operational capabilities.  We believe that the industry experience of the Sequel team combined with the scale and structuring capabilities of GSO make them the ideal drilling joint venture partners for Eclipse.

We believe that our proven operational performance, continued gain in efficiency and financial flexibility leave us well positioned to deliver upon the production guidance that we have provided. We remain highly focused on returns and excited for continued operational improvement. We believe that these attributes will drive significant value enhancements from our assets and generate long-term shareholder value.”

Operational Discussion

The Company’s production for the three and six months ended June 30, 2017 and 2016 is set forth in the following table:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Production:
Natural gas (MMcf)	20,127.8	15,298.5	39,509.4	28,985.8
NGL sales (Mbbls)	662.1	685.9	1,327.1	1,199.6
Oil sales (Mbbls)	347.8	345.2	801.9	600.5
Total (MMcfe)	26,187.2	21,485.1	52,283.4	39,786.4

Average daily production volume:
Natural gas (Mcf/d)	221,185	168,115	218,284	159,263
NGL sales (Bbls/d)	7,276	7,537	7,332	6,591
Oil sales (Bbls/d)	3,822	3,793	4,430	3,299
Total (Mcfe/d)	287,771	236,095	288,859	218,603

Market Conditions

Prices for various quantities of natural gas, NGLs and oil that we produce significantly impact our revenues and cash flows. Prices for commodities, such as hydrocarbons, are inherently volatile. The following table lists average daily, high, low and average monthly settled NYMEX Henry Hub prices for natural gas and NYMEX WTI prices for oil for the three and six months ended June 30, 2017 and 2016:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
NYMEX Henry Hub High ($/MMBtu)	$3.27	$2.94	$3.71	$2.94
NYMEX Henry Hub Low ($/MMBtu)	2.85	1.71	2.44	1.49
Average Daily NYMEX Henry Hub ($/MMBtu)	3.08	2.16	3.05	2.09
Average Monthly NYMEX Settled Henry Hub ($/MMBtu)	3.18	1.95	3.25	2.02

NYMEX WTI High ($/Bbl)	$53.38	$51.23	$54.48	$51.23
NYMEX WTI Low ($/Bbl)	42.48	34.30	42.48	26.19
Average NYMEX WTI ($/Bbl)	48.10	46.21	49.85	40.88

Financial Discussion

Revenue for the second quarter of 2017 totaled $86.2 million, compared to $47.1 million for the second quarter of 2016.  Adjusted Revenue3, which includes the impact of cash settled derivatives and excludes brokered natural gas and marketing revenue, totaled $83.6 million for the second quarter of 2017 compared to $58.8 million for the second quarter of 2016.  Net Income (Loss) for the second quarter of 2017 was $11.5 million, or $0.04 per share compared to $(73.2) million or $(0.33) per share for the second quarter of 2016. Adjusted Net Income (Loss) 3 for the second quarter of 2017 was $(2.8) million, or $(0.01) per share, compared to $(24.1) million, or $(0.11) per share for the second quarter of 2016. Adjusted EBITDAX3 was $39.6 million for the second quarter of 2017, compared to $16.9 million for the second quarter of 2016.

Revenue for the six months ended June 30, 2017 totaled $188.1 million, compared to $96.7 million for the six months ended June 30, 2016.  Adjusted Revenue3, which includes the impact of cash settled derivatives and excludes brokered natural gas and marketing revenue, totaled $179.0 million for the six months ended June 30, 2017 compared to $117.6 million for the six months ended June 30, 2016.  Net Income (Loss) for the six months ended June 30, 2017 was $38.3 million, or $0.15 per share compared to $(118.7) million or $(0.53) per share for the six months ended June 30, 2016.  Adjusted Net Income (Loss)3 for the six months ended June 30, 2017 was $2.1 million, or $0.01 per share, compared to $(39.2) million, or $(0.18) per share for the six months ended June 30, 2016.  Adjusted EBITDAX3 was $89.8 million for the six months ended June 30, 2017, compared to $37.3 million for the six months ended June 30, 2016.

[3]

Adjusted Revenue, Adjusted Net Income (Loss) and Adjusted EBITDAX are non-GAAP financial measures. Tables reconciling Adjusted Revenue, Adjusted Net Income (Loss) and Adjusted EBITDAX to the most directly comparable GAAP measures can be found at the end of the financial statements included in this press release.

Average realized price calculations for the three and six months ended June 30, 2017 and 2016 are set forth in the table below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Average Sales Price (excluding cash settled derivatives and firm transportation)
Natural gas ($/Mcf)	$2.98	$1.56	$3.07	$1.79
NGLs ($/Bbl)	16.84	13.60	21.26	13.22
Oil ($/Bbl)	43.57	36.74	45.02	30.99
Total average prices ($/Mcfe)	3.29	2.14	3.55	2.17

Average Sales Price (including cash settled derivatives, excluding firm transportation)
Natural gas ($/Mcf)	$2.86	$2.31	$2.94	$2.60
NGLs ($/Bbl)	16.38	13.43	20.23	13.43
Oil ($/Bbl)	43.57	41.38	45.11	43.52
Total average prices ($/Mcfe)	3.19	2.74	3.42	2.96

Average Sales Price (including firm transportation, excluding cash settled derivatives)
Natural gas ($/Mcf)	$2.52	$1.12	$2.56	$1.35
NGLs ($/Bbl)	16.84	13.60	21.26	13.22
Oil ($/Bbl)	43.57	36.74	45.02	30.99
Total average prices ($/Mcfe)	2.94	1.82	3.16	1.85

Average Sales Price (including cash settled derivatives and firm transportation)
Natural gas ($/Mcf)	$2.41	$1.86	$2.43	$2.16
NGLs ($/Bbl)	16.38	13.43	20.23	13.43
Oil ($/Bbl)	43.57	41.38	45.11	43.52
Total average prices ($/Mcfe)	2.84	2.42	3.04	2.63

The Company’s operating expenses per Mcfe for the second quarter of 2017 decreased by 8% compared to the prior year’s quarter and are shown in the table below.  Per unit cash production costs (includes lease operating, transportation, gathering and compression, production and ad valorem taxes) were $1.36 per Mcfe for the second quarter 2017 and includes $0.35 per Mcfe of firm transportation expenses.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Operating expenses (in thousands):
Lease operating	$4,568	$2,248	$6,911	$4,925
Transportation, gathering and compression	28,969	28,254	61,846	51,391
Production and ad valorem taxes	2,033	2,203	3,964	4,766
Depreciation, depletion and amortization	25,152	20,949	51,341	36,062
General and administrative	10,730	10,402	20,862	21,676
Operating expenses per Mcfe:
Lease operating	$0.17	$0.10	$0.13	$0.12
Transportation, gathering and compression	1.11	1.32	1.19	1.29
Production, severance and ad valorem taxes	0.08	0.10	0.08	0.12
Depreciation, depletion and amortization	0.96	0.98	0.98	0.91
General and administrative	0.41	0.48	0.40	0.54

Capital Expenditures

Second quarter 2017 capital expenditures were $98.5 million. These expenditures included $80.2 million for drilling and completions, $0.7 million for midstream expenditures, $17.3 million for land-related expenditures, and $0.3 million for corporate-related expenditures.

During the second quarter of 2017, the Company drilled 9 gross (8.6 net) operated Utica Shale wells.  In addition, the Company completed 6 gross (5.8 net) operated wells and turned to sales 9 gross (9.0 net) operated wells.

Financial Position and Liquidity

As of June 30, 2017, the Company’s liquidity was $238.5 million, consisting of $97.1 million in cash and cash equivalents and $141.4 million in available borrowing capacity under the Company’s revolving credit facility (after giving effect to outstanding letters of credit issued by the Company of $33.6 million).

Subsequent to the end of the second quarter, 2017, the Company completed its semi-annual borrowing base redetermination of its revolving credit facility, which resulted in an increase in its borrowing base from $175 million to $225 million. The Company remains undrawn on its revolving credit facility, other than for letters of credit.

Matthew R. DeNezza, Executive Vice President and Chief Financial Officer, commented, “At quarter end and pro-forma for the recent borrowing base redetermination, which resulted in a borrowing base increase of approximately 29%, our liquidity would have been approximately $288 million.  We remain highly focused on the strength of our balance sheet with the objective of keeping our leverage ratios low.  We believe this strong liquidity position coupled with our proposed drilling joint venture will allow us the flexibility to navigate the current commodity price volatility with a focus on the future. Finally, we believe we possess a well-balanced hedge book through the end of the fiscal year 2018, which will provide additional certainty of cash flows as we look toward the future.”

Commodity Derivatives

The Company engages in a number of different commodity trading program strategies as a risk management tool to attempt to mitigate the potential negative impact on cash flows caused by price fluctuations in natural gas, NGL and oil prices. Below is a table that illustrates the Company’s hedging activities as of June 30, 2017:

Natural Gas Derivatives

Description	Volume (MMBtu/d)	Production Period	Weighted Average Price ($/MMBtu)
Natural Gas Swaps:
	10,000	July 2017 – December 2017	$2.98
	10,000	July 2017 – December 2017	$3.21
	30,000	October 2017 – March 2018	$3.46
Natural Gas Three-way Collars:
Floor purchase price (put)	160,000	July 2017 – December 2017	$2.83
Ceiling sold price (call)	160,000	July 2017 – December 2017	$3.37
Floor sold price (put)	160,000	July 2017 – December 2017	$2.31
Floor purchase price (put)	30,000	July 2017 – March 2019	$3.00
Ceiling sold price (call)	30,000	July 2017 – March 2019	$3.40
Floor sold price (put)	20,000	July 2017 – March 2019	$2.40
Floor sold price (put)	10,000	July 2017 – March 2019	$2.20
Floor purchase price (put)	20,000	October 2017 – December 2018	$2.90
Ceiling sold price (call)	20,000	October 2017 – December 2018	$3.50
Floor sold price (put)	20,000	October 2017 – December 2018	$2.20
Floor purchase price (put)	60,000	January 2018 – March 2018	$2.90
Ceiling sold price (call)	60,000	January 2018 – March 2018	$3.75
Floor sold price (put)	60,000	January 2018 – March 2018	$2.40
Floor purchase price (put)	60,000	April 2018 – December 2018	$2.90
Ceiling sold price (call)	60,000	April 2018 – December 2018	$3.25
Floor sold price (put)	60,000	April 2018 – December 2018	$2.40
Floor purchase price (put)	60,000	January 2018 – December 2018	$2.80
Ceiling sold price (call)	60,000	January 2018 – December 2018	$3.35
Floor sold price (put)	60,000	January 2018 – December 2018	$2.33
Floor purchase price (put)	20,000	July 2017 – December 2018	$2.90
Ceiling sold price (call)	20,000	July 2017 – December 2018	$3.25
Floor sold price (put)	20,000	July 2017 – December 2018	$2.40
Natural Gas Call/Put Options:
Call sold	40,000	January 2018 – December 2018	$3.75
Call sold	10,000	January 2019 – December 2019	$4.75
Basis Swaps:
TCO - Columbia	20,000	July 2017 – December 2017	$(0.19)
Appalachia - Dominion	40,000	July 2017 – November 2017	$(1.01)
Appalachia - Dominion	40,000	July 2017 – November 2017	$(1.04)

Oil Derivatives

Description	Volume (Bbls/d)	Production Period	Weighted Average Price ($/Bbl)
Oil Three-way Collars:
Floor purchase price (put)	2,000	July 2017 – September 2017	$46.00
Ceiling sold price (call)	2,000	July 2017 – September 2017	$59.50
Floor sold price (put)	2,000	July 2017 – September 2017	$38.00
Floor purchase price (put)	2,000	July 2017 – December 2017	$46.00
Ceiling sold price (call)	2,000	July 2017 – December 2017	$60.00
Floor sold price (put)	2,000	July 2017 – December 2017	$38.00

NGL Derivatives

Description	Volume (Gal/d)	Production Period	Weighted Average Price ($/Gal)
Propane Swaps:
	84,000	July 2017 – December 2017	$0.60

Subsequent to June 30, 2017, the Company entered into the following derivative instruments:

Description	Volume (Bbls/d)	Production Period	Weighted Average Price ($/Bbl)
Oil Three-way Collars:
Floor purchase price (put)	4,000	January 2018 – December 2018	$45.00
Ceiling sold price (call)	4,000	January 2018 – December 2018	$52.26
Floor sold price (put)	4,000	January 2018 – December 2018	$35.00

Guidance

The Company issued the following third quarter and full year 2017 guidance in the table below:

	Q3 2017	FY 2017
Production MMcfe/d	350 - 355	315 - 320
% Gas	80% - 85%	77% - 81%
% NGL	10% - 12%	11% - 15%
% Oil	5% - 7%	7% - 9%
Gas Price Differential ($/Mcf)[1,2]	$(0.60) - $(0.70)	$(0.25) - $(0.35)
Oil Differential ($/Bbl)[1]	$(6.50) - $(7.00)	$(6.00) - $(7.00)
NGL Prices (% of WTI)[1]	30% - 35%	35% - 40%
Cash Production Costs ($/Mcfe)[3]	$1.20 - $1.25	$1.40 - $1.45
Cash G&A ($mm)[4]	$9.0 - $10.0	$35 - $37
CAPEX ($mm)[5]		~$300

1.	Excludes impact of hedges.
2.	Excludes the cost of firm transportation.
3.	Includes lease operating, transportation, gathering and compression, production and ad valorem taxes.
4.	Non-GAAP measure which excludes non-cash compensation, see reconciliation to the most comparable GAAP measure at the end of the financial statements included in this press release.
5.	Excludes potential acquisitions and payments of approximately $17 million for land leased in 2016 which are expected to be paid in 2017.

Conference Call

A conference call to review the Company’s financial second quarter 2017 earnings is scheduled for Thursday, August 3, 2017, at 10:00 a.m. (Eastern). To participate in the call, please dial 877-709-8150, or 201-689-8354 for international callers, and reference Eclipse Resources Second Quarter Earnings Call. A replay of the call will be available through October 4, 2017. To access the phone replay dial 877-660-6853 or 201-612-7415 for international callers. The conference ID is 13667027. A live webcast of the call may be accessed through the “Investors” section of the Company’s website at www.eclipseresources.com.

ECLIPSE RESOURCES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	June 30, 2017	December 31, 2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$97,075	$201,229
Accounts receivable	40,438	44,423
Assets held for sale	404	468
Other current assets	4,426	4,295
Total current assets	142,343	250,415

PROPERTY AND EQUIPMENT AT COST
Oil and natural gas properties, successful efforts method:
Unproved properties	492,058	526,270
Proved oil and gas properties, net	567,724	414,482
Other property and equipment, net	6,271	6,748
Total property and equipment, net	1,066,053	947,500

OTHER NONCURRENT ASSETS
Other assets	3,861	729
TOTAL ASSETS	$1,212,257	$1,198,644

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$56,623	$44,049
Accrued capital expenditures	15,329	11,083
Accrued liabilities	20,174	55,044
Accrued interest payable	21,239	21,098
Liabilities held for sale	189	245
Total current liabilities	113,554	131,519

NONCURRENT LIABILITIES
Debt, net of unamortized discount and debt issuance costs	493,644	492,278
Asset retirement obligations	5,598	4,806
Other liabilities	2,156	13,434
Total liabilities	614,952	642,037
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred stock, 50,000,000 authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 1,000,000,000 authorized, 262,738,442 and 260,591,893 shares issued and outstanding, respectively	2,637	2,607
Additional paid in capital	1,963,090	1,958,731
Treasury stock, shares at cost; 991,247 and 72,704 shares, respectively	(2,093)	(61)
Accumulated deficit	(1,366,329)	(1,404,670)
Total stockholders' equity	597,305	556,607
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,212,257	$1,198,644

ECLIPSE RESOURCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
REVENUES
Natural gas, oil and natural gas liquids sales	$86,194	$45,901	$185,625	$86,389
Brokered natural gas and marketing revenue	(3)	1,165	2,428	10,283
Total revenues	86,191	47,066	188,053	96,672

OPERATING EXPENSES
Lease operating	4,568	2,248	6,911	4,925
Transportation, gathering and compression	28,969	28,254	61,846	51,391
Production and ad valorem taxes	2,033	2,203	3,964	4,766
Brokered natural gas and marketing expense	6	2,160	2,466	11,562
Depreciation, depletion and amortization	25,152	20,949	51,341	36,062
Exploration	8,997	17,444	20,577	33,100
General and administrative	10,730	10,402	20,862	21,676
Rig termination and standby	—	1,292	—	3,955
Impairment of proved oil and gas properties	—	—	—	17,665
Accretion of asset retirement obligations	128	89	252	175
(Gain) loss on sale of assets	6	(1,024)	1	(1,046)
Total operating expenses	80,589	84,017	168,220	184,231
OPERATING INCOME (LOSS)	5,602	(36,951)	19,833	(87,559)
OTHER INCOME (EXPENSE)
Gain (loss) on derivative instruments	18,177	(29,596)	43,274	(19,046)
Interest expense, net	(12,285)	(12,439)	(24,747)	(25,900)
Gain (loss) on early extinguishment of debt	—	5,825	—	14,489
Other income (expense)	—	(2)	(19)	(141)
Total other expense, net	5,892	(36,212)	18,508	(30,598)
INCOME (LOSS) BEFORE INCOME TAXES	11,494	(73,163)	38,341	(118,157)
INCOME TAX BENEFIT (EXPENSE)	—	—	—	(540)
NET INCOME (LOSS)	$11,494	$(73,163)	$38,341	$(118,697)

NET INCOME (LOSS) PER COMMON SHARE
Basic	$0.04	$(0.33)	$0.15	$(0.53)
Diluted	$0.04	$(0.33)	$0.15	$(0.53)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	262,423	223,013	261,768	222,898
Diluted	264,420	223,013	264,321	222,898

Adjusted Revenue

Adjusted revenue is a non-GAAP financial measure.  The Company defines Adjusted revenue as follows: total revenues plus net cash receipts or payments on settled derivative instruments less brokered natural gas and marketing revenue.  The Company believes Adjusted revenue provides investors with helpful information with respect to the performance of the Company's operations and management uses Adjusted revenue to evaluate its ongoing operations and for internal planning and forecasting purposes. See the table below, which reconciles Adjusted revenue and total revenues.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
$ thousands	2017	2016	2017	2016
Total revenues	$86,191	$47,066	$188,053	$96,672
Net cash receipts (payments) on derivative instruments	(2,644)	12,880	(6,633)	31,258
Brokered natural gas and marketing revenue	3	(1,165)	(2,428)	(10,283)
Adjusted revenue	$83,550	$58,781	$178,992	$117,647

Adjusted Net Income (Loss)

Adjusted net income (loss) represents income (loss) before income taxes adjusted for certain non-cash items as set forth in the table below. We believe Adjusted net income (loss) is used by many investors and published research in making investment decisions and evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Adjusted net income (loss) is not a measure of net income (loss) as determined by GAAP.  See the table below for a reconciliation of Adjusted net income (loss) and net income (loss).

	Three Months Ended June 30,		Six Months Ended June 30,
$ thousands	2017	2016	2017	2016
Income (loss) before income taxes, as reported	$11,494	$(73,163)	$38,341	$(118,157)
(Gain) loss on derivative instruments	(18,177)	29,596	(43,274)	19,046
Net cash receipts (payments) on derivative instruments	(2,644)	12,880	(6,633)	31,258
Rig termination and standby	—	1,292	—	3,955
Impairment of proved oil and gas properties	—	—	—	17,665
Dry hole and other	79	511	942	548
Stock-based compensation	2,348	2,226	4,429	3,701
Impairment of unproved properties	4,125	9,360	8,250	18,720
Other (income) expense	—	2	19	141
Gain on early extinguishment of debt	—	(5,825)	—	(14,489)
(Gain) loss on sale of assets	6	(1,024)	1	(1,046)
Loss before income taxes, as adjusted	(2,769)	(24,145)	2,075	(38,658)
Income tax benefit (expense)	—	—	—	(540)
Adjusted net income (loss)	$(2,769)	$(24,145)	$2,075	$(39,198)

Net income (loss) per Common Share
Basic	$0.04	$(0.33)	$0.15	$(0.53)
Diluted	$0.04	$(0.33)	$0.15	$(0.53)

Adjusted net income (loss) per Common Share
Basic	$(0.01)	$(0.11)	$0.01	$(0.18)
Diluted	$(0.01)	$(0.11)	$0.01	$(0.18)

Weighted Average Common Shares Outstanding
Basic	262,423	223,013	261,768	222,898
Diluted	264,420	223,013	264,321	222,898

Adjusted EBITDAX

Adjusted EBITDAX is a supplemental non-GAAP measure that is used by the Company to evaluate its financial results. The Company defines Adjusted EBITDAX as net income or loss before interest expense; income taxes; impairments; depreciation, depletion and amortization (“DD&A”); gain (loss) on derivative instruments, net cash receipts (payments on settled derivative instruments, and premiums (paid) received on options that settled during the period); non-cash compensation expense; gain or loss from sale of interest in gas properties; exploration expenses; and other unusual or infrequent items set forth in the table below. Adjusted EBITDAX is not a measure of net income or loss as determined by GAAP.  See the table below for a reconciliation of Adjusted EBITDAX to net income or net loss.

	Three Months Ended June 30,		Six Months Ended June 30,
$ thousands	2017	2016	2017	2016
Net income (loss)	$11,494	$(73,163)	$38,341	$(118,697)
Depreciation, depletion and amortization	25,152	20,949	51,341	36,062
Exploration expense	8,997	17,444	20,577	33,100
Rig termination and standby	—	1,292	—	3,955
Impairment of proved oil and gas properties	—	—	—	17,665
Stock-based compensation	2,348	2,226	4,429	3,701
Accretion of asset retirement obligations	128	89	252	175
(Gain) loss on derivative instruments	(18,177)	29,596	(43,274)	19,046
Net cash receipts (payments) on settled derivatives	(2,644)	12,880	(6,633)	31,258
Interest expense, net	12,285	12,439	24,747	25,900
(Gain) loss on sale of assets	6	(1,024)	1	(1,046)
(Gain) loss on early extinguishment of debt	—	(5,825)	—	(14,489)
Other (income) expense	—	2	19	141
Income tax (benefit) expense	—	—	—	540
Adjusted EBITDAX	$39,589	$16,905	$89,800	$37,311

Cash General and Administrative Expenses

Cash General and Administrative Expenses is a non-GAAP financial measure used by the Company in the Guidance Table to provide a measure of administrative expenses used by many investors and published research in making investment decisions and evaluating operational trends of the Company. See the table below for a reconciliation of Cash General and Administrative Expenses and General and Administrative Expenses.

		Guidance
$ thousands	For the Three Months Ended June 30, 2017	For the Three Months Ending September 30, 2017	For the Year Ending December 31, 2017
General and administrative expenses, estimated to be reported	$10,730	$11,000-$13,000	$44,500-$47,500
Stock-based compensation expense	(2,348)	(2,000-3,000)	(9,500-10,500)
Cash general and administrative expenses	$8,382	$9,000-$10,000	$35,000-$37,000

About Eclipse Resources

Eclipse Resources is an independent exploration and production company engaged in the acquisition and development of oil and natural gas properties in the Appalachian Basin, including the Utica and Marcellus Shales. For more information, please visit the Company’s website at www.eclipseresources.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact included in this press release, regarding Eclipse Resources’ strategy, future operations, financial position, estimated revenues and income/losses, projected costs and capital expenditures, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “plan,” “endeavor,” “will,” “would,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Eclipse Resources’ current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” in Eclipse Resources’ Annual Report on Form 10-K filed with the Securities Exchange Commission on March 3, 2017 (the “2016 Annual Report”), and in “Item 1A. Risk Factors” of Eclipse Resources’ Quarterly Reports on Form 10-Q.

Forward-looking statements may include statements about Eclipse Resources’ business strategy; reserves; our proposed drilling joint venture with Sequel; general economic conditions; financial strategy, liquidity and capital required for developing its properties and timing related thereto; realized natural gas, NGLs and oil prices; timing and amount of future production of natural gas, NGLs and oil; its hedging strategy and results; future drilling plans; competition and government regulations, including those related to hydraulic fracturing; the anticipated benefits under its commercial agreements; pending legal matters relating to its leases; marketing of natural gas, NGLs and oil; leasehold and business acquisitions; the costs, terms and availability of gathering, processing, fractionation and other midstream services; general economic conditions; credit markets; uncertainty regarding its future operating results, including initial production rates and liquid yields in its type curve areas; and plans, objectives, expectations and intentions contained in this press release that are not historical.

Eclipse Resources cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to; legal and environmental risks, drilling and other operating risks, regulatory changes, commodity price volatility and the recent significant decline of the price of natural gas, NGLs, and oil, inflation, lack of availability of drilling, production and processing equipment and services, our inability to successfully negotiate or enter into definitive agreements and satisfy other conditions precedent for our proposed joint venture drilling transaction with Sequel,  and to effectively implement that transaction, counterparty credit risk, the uncertainty inherent in estimating natural gas, NGLs and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Risk Factors” in the 2016 Annual Report and in “Item 1A. Risk Factors” of Eclipse Resources’ Quarterly Reports on Form 10-Q.

All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Eclipse Resources or persons acting on the Company’s behalf may issue.

Contact:

Eclipse Resources Corporation

Douglas Kris, Investor Relations

814-325-2059

dkris@eclipseresources.com